Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2016
Raises its 2016 Outlook

Syracuse, New York - (Business Wire) - August 9, 2016 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter ended July 3, 2016. The Company also raised its 2016 outlook.

Highlights for second quarter of 2016 versus second quarter of 2015 include:

•
Restaurant sales increased 10.2% to $241.4 million from $219.1 million in the second quarter of 2015, including $60.5 million in sales from the 196 BURGER KING® restaurants acquired from 2014 to 2016(1);

•	Comparable restaurant sales increased 0.7% compared to a 10.3% increase in the prior year period;

•	Adjusted EBITDA(2) increased 19.9% to $27.9 million from $23.3 million in the prior year period;

•	Net income was $9.4 million, or $0.21 per diluted share, compared to a net loss of $5.0 million, or $0.14 per diluted share, in the prior year period; and

•	Adjusted net income(2) was $11.3 million, or $0.25 per diluted share, and increased 34.1% from adjusted net income of $8.4 million, or $0.19 per diluted share, in the prior year period.

(1)	“Acquired restaurants” refer to those restaurants acquired from 2014 through 2016. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2014.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income from operations in the tables at the end of this release.

At the end of the second quarter of 2016, Carrols owned and operated 723 BURGER KING® restaurants. On July 14, 2016 Carrols completed the acquisition of four additional BURGER KING® restaurants in the Detroit, Michigan area and currently owns and operates 727 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We delivered solid quarterly results that included an increase in comparable restaurant sales over a challenging double-digit increase from the prior year. We also posted robust improvements in Restaurant-Level EBITDA, Adjusted EBITDA and Adjusted net income. While the QSR industry remains highly competitive, Burger King continues to demonstrate the effectiveness of its brand strategy with differentiating products and compelling promotional initiatives. As a result, our two-year sales trends were strong throughout the first half of 2016 and we believe that we are well positioned for continued sales growth as our sales comparisons ease somewhat in the second half of this year.”

Accordino concluded, “In addition to growing our top-line, raising our profitability, and expanding our margins, we continued to move forward with our remodeling and reimaging initiatives. We completed the renovation of 43 restaurants in the first half of 2016, and for the full year, expect to complete 85 to 90 remodel projects and to rebuild or relocate another 11 to 14 restaurants. This will bring the total number of our locations that have been upgraded to the 20/20 design image since 2012 to over 525 restaurants. In 2017, we will be positioned to reduce the level of remodeling and in turn to increase our free cash flow and capital available for continued expansion. So far this year, we have acquired 22 restaurants in three separate transactions and have a number of potential deals under review.”

Second Quarter 2016 Financial Results

Restaurant sales increased 10.2% to $241.4 million in the second quarter of 2016 compared to $219.1 million in the second quarter of 2015. Restaurant sales included $60.5 million in sales from the 196 BURGER KING® restaurants acquired from 2014 to 2016 and a comparable restaurant sales increase of 0.7%. The comparable restaurant sales increase included a 0.9% increase at legacy restaurants and a 0.4% decrease at comparable acquired restaurants (primarily the 2014 acquisitions). Average check rose 2.1% while customer traffic decreased 1.4% from the prior year period.

Restaurant-Level EBITDA was $41.5 million in the second quarter of 2016, which included an $8.7 million contribution from the acquired restaurants, compared to Restaurant-Level EBITDA of $35.6 million in the second quarter of 2015. Restaurant-Level EBITDA margin increased 95 basis points from the prior year period to 17.2% of restaurant sales due primarily to lower commodity costs and improved operating performance at the acquired restaurants.

General and administrative expenses were $14.4 million in the second quarter of 2016 compared to $12.9 million in the second quarter of 2015. As a percentage of restaurant sales, general and administrative expenses remained flat at 5.9% compared to the prior year period.

Adjusted EBITDA was $27.9 million in the second quarter of 2016 compared to $23.3 million in the second quarter of 2015, and Adjusted EBITDA margin improved 94 basis points to 11.6% of restaurant sales.

Income from operations was $13.9 million in the second quarter of 2016 compared to $12.4 million in the prior year period.

Interest expense decreased slightly to $4.5 million in the second quarter of 2016 from $4.7 million in the same period last year as a result of refinancing the Company’s debt in April 2015.

Net income was $9.4 million for the quarter, or $0.21 per diluted share, compared to net loss of $5.0 million, or $0.14 per diluted share, in the prior year period.

Net income in the second quarter of 2016 included a $1.85 million accrual related to an agreement to settle and resolve litigation with the Company’s former Chairman and Chief Executive Officer. Net income also included $0.3 million of impairment and other lease charges, $0.2 million of acquisition expenses and a $0.5 million gain from fire insurance proceeds. For the same period last year, the net loss included a $12.6 million loss on extinguishment of debt related to the Company’s debt refinancing and $0.7 million of impairment and other lease charges. Because the Company has had a net deferred income tax asset valuation allowance since 2014, the Company has not recorded any income tax expense or benefit in 2015 or 2016.

Adjusted net income was $11.3 million, or $0.25 per diluted share, compared to adjusted net income of $8.4 million, or $0.19 per diluted share, in the prior year period.

Full Year 2016 Outlook

Carrols is providing the following updated guidance for 2016 (a 52-week period). While the Company may acquire additional BURGER KING® restaurants in 2016, this guidance does not include any impact from such potential transactions:

•
Total restaurant sales of $945 million to $960 million (previously $935 million to $960 million) including a comparable restaurant sales increase of 2% to 4%. Comparable restaurant sales are on a comparable 52 week basis;

•	Commodity cost decrease of 2% to 3% (previously a decrease of 0% to 2%) including a 10% to 12% decrease in beef costs (previously 5% to 10%);

•	General and administrative expenses (excluding stock compensation costs) of $51 million to $53 million (previously $50 million to $52 million);

•	Adjusted EBITDA of $90 million to $95 million (previously $85 million to $90 million);

•
Capital expenditures of approximately $85 million to $90 million (previously $75 million to $85 million) which includes remodeling a total of 85 to 90 restaurants, the rebuilding of 4 to 6 restaurants and the construction of 7 to 8 new restaurants (all of which are relocations of existing restaurants); and

•
The sale/leaseback of owned restaurant properties for net proceeds of $27 million to $32 million (of which the Company has received $17.7 million from sale/leasebacks completed in the first half of 2016).

The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss second quarter 2016 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 785-830-1926. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 4724396. The replay will be available until Tuesday, August 16, 2016. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 727 restaurants as of August 9, 2016 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Restaurant sales	$241,368	$219,102	$463,887	$412,272
Costs and expenses:
Cost of sales	62,117	60,496	121,137	117,346
Restaurant wages and related expenses	73,545	66,707	145,628	130,019
Restaurant rent expense	16,118	14,571	31,996	28,995
Other restaurant operating expenses	37,316	33,654	73,005	66,146
Advertising expense	10,770	8,080	19,898	15,363
General and administrative expenses (b) (c)	14,355	12,903	27,561	24,499
Depreciation and amortization	11,486	9,793	22,543	19,798
Impairment and other lease charges	286	706	508	2,336
Other expense (income)	1,479	(166)	1,035	(126)
Total costs and expenses	227,472	206,744	443,311	404,376
Income from operations	13,896	12,358	20,576	7,896
Interest expense	4,520	4,700	9,055	9,514
Loss on extinguishment of debt	—	12,635	—	12,635
Income (loss) before income taxes	9,376	(4,977)	11,521	(14,253)
Provision (benefit) for income taxes	—	—	—	—
Net income (loss)	$9,376	$(4,977)	$11,521	$(14,253)

Basic and diluted net income (loss) per share (d)(e)	$0.21	$(0.14)	$0.25	$(0.41)
Diluted weighted average common shares outstanding	44,819	34,899	44,850	34,891

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended July 3, 2016 and June 28, 2015 each included thirteen and twenty-six weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $230 and $49 for the three months ended July 3, 2016 and June 28, 2015, respectively, and $638 and $260 for the six months ended July 3, 2016 and June 28, 2015, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $606 and $363 for the three months ended July 3, 2016 and June 28, 2015, respectively, and $1,171 and $704 for the six months ended July 3, 2016 and June 28, 2015, respectively.

(d)	Basic net income (loss) per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income (loss) per share was computed including shares issuable for convertible preferred stock and non-vested restricted stock unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Restaurant Sales: (a)
Legacy restaurants	$180,892	$180,265	$349,968	$340,895
Acquired restaurants	60,476	38,837	113,919	71,377
Total restaurant sales	$241,368	$219,102	$463,887	$412,272

Change in Comparable Restaurant Sales (b)	0.7%	10.3%	3.0%	9.4%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$26,672	$26,285	$25,755	$24,774
Acquired restaurants	24,501	23,744	23,660	22,341

Restaurant-Level EBITDA: (d)
Legacy restaurants	$32,784	$30,758	$57,600	$47,699
Acquired restaurants	8,718	4,836	14,623	6,704
Total Restaurant-Level EBITDA	$41,502	$35,594	$72,223	$54,403

Restaurant-Level EBITDA margin: (d)
Legacy restaurants	18.1%	17.1%	16.5%	14.0%
Acquired restaurants	14.4%	12.5%	12.8%	9.4%
All restaurants	17.2%	16.2%	15.6%	13.2%

Adjusted EBITDA (d)	$27,898	$23,269	$46,380	$30,994
Adjusted EBITDA margin (d)	11.6%	10.6%	10.0%	7.5%
Adjusted net income (d)	$11,286	$8,413	$13,611	$978
Adjusted diluted net earnings per share (d)	$0.25	$0.19	$0.30	$0.02

Number of Restaurants:
Restaurants at beginning of period	717	659	705	674
New restaurants	2	—	2	—
Restaurants acquired	6	4	18	4
Restaurants closed	(2)	(5)	(2)	(20)
Restaurants sold	—	(1)	—	(1)
Restaurants at end of period	723	657	723	657

	At July 3, 2016	At 1/3/2016
Long-term debt (e)	$208,750	$209,209
Cash	9,731	22,274

(a)	Acquired restaurants represent the 196 restaurants acquired in 15 acquisitions from 2014 through 2016. Legacy restaurants represent all other restaurants including restaurants acquired before 2014.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or acquired for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 26-week period, respectively.

(c)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 26-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted net income, and to the Company's reconciliation of income from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net earnings per share is calculated based on Adjusted net income and reflects the dilutive impact of shares based on Adjusted net income.

(e)
Long-term debt (including current portion and excluding deferred financing costs) at July 3, 2016 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $1,204 of lease financing obligations and $7,546 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 3, 2016 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $8,006 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income (loss)	$9,376	$(4,977)	$11,521	$(14,253)
Provision (benefit) for income taxes	—	—	—	—
Interest expense	4,520	4,700	9,055	9,514
Depreciation and amortization	11,486	9,793	22,543	19,798
EBITDA	25,382	9,516	43,119	15,059
Impairment and other lease charges	286	706	508	2,336
Acquisition costs	230	49	638	260
Gain on partial condemnation and insurance proceeds from fire (b)	(456)	—	(906)	—
Anticipated litigation settlement (c)	1,850	—	1,850	—
Stock compensation expense	606	363	1,171	704
Loss on extinguishment of debt	—	12,635	—	12,635
Adjusted EBITDA	$27,898	$23,269	$46,380	$30,994

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$13,896	$12,358	$20,576	$7,896
Add:
General and administrative expenses	14,355	12,903	27,561	24,499
Depreciation and amortization	11,486	9,793	22,543	19,798
Impairment and other lease charges	286	706	508	2,336
Other expense (income)	1,479	(166)	1,035	(126)
Restaurant-Level EBITDA	$41,502	$35,594	$72,223	$54,403

Reconciliation of Adjusted net income: (a)
Net income (loss)	$9,376	$(4,977)	$11,521	$(14,253)
Add:
Loss on extinguishment of debt	—	12,635	—	12,635
Impairment and other lease charges	286	706	508	2,336
Gain on partial condemnation and insurance proceeds from fire (b)	(456)	—	(906)	—
Anticipated litigation settlement (c)	1,850	—	1,850	—
Acquisition costs	230	49	638	260
Adjusted net income	$11,286	$8,413	$13,611	$978
Adjusted diluted net earnings per share	$0.25	$0.19	$0.30	$0.02

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude loss on extinguishment of debt, impairment and other lease charges, acquisition costs, stock compensation expense and other non-recurring income or expense. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income. Adjusted net income represents net income (loss) as adjusted to exclude loss on extinguishment of debt, impairment and other lease charges, acquisition costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and Net income (loss) of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)
Other income (expense) for the three months ended July 3, 2016 includes a gain of $0.5 million related to an insurance recovery from a fire at one of our restaurants. Additionally, for the six months ended July 3, 2016, we recorded a gain of $0.5 million related to a settlement for a partial condemnation on one of our operating restaurant properties.

(c)	Other income (expense) for the three months ended July 3, 2016 includes expense of $1.85 million related to an anticipated litigation settlement.